Exhibit 99.1
NEWS RELEASE

Media contact:	Amy Richardson, Director of Communications, (701) 451-3580 or (866) 410-8780
Investor contact:	Loren Hanson, Director of Shareholder Services, (218) 739-8481 or (800) 664-1259
Dateline:	Fergus Falls, Minnesota
For release:	October 31, 2005	Financial Media
Otter Tail Corporation Reports Record Third Quarter Earnings;
Board of Directors Declares Dividend
Otter Tail Corporation (NASDAQ: OTTR) announced financial results for the quarter ended September 30, 2005 with the following highlights:
•	Consolidated net income from continuing operations increased to $18.1 million for the third quarter of 2005 compared with $10.7 million for the third quarter of 2004.

•	Total consolidated net income, which includes the results of discontinued operations, increased to $17.6 million for the third quarter of 2005 compared with $11.0 million for the third quarter of 2004.

•	Diluted earnings per share from continuing operations increased to $0.61 for the third quarter of 2005 compared with $0.40 for the third quarter of 2004.

•	Total diluted earnings per share, which includes the results of discontinued operations, increased to $0.59 for the third quarter of 2005 compared with $0.42 for the third quarter of 2004.
Announcements:
•	On October 31, 2005 the Board of Directors declared a quarterly common stock dividend of $0.28 per share.

•	The corporation expects to be in the upper end of both its 2005 diluted earnings per share guidance range from continuing operations of $1.50 to $1.70 and its total diluted earnings per share guidance range of $1.80 to $2.00.
For the nine months ended September 30, 2005 net income from continuing operations was $40.1 million compared with $26.7 million for the nine months ended September 30, 2004. Total consolidated net income, which includes the results of discontinued operations, increased to $49.9 million for the nine months ended September 30, 2005 compared with $27.3 million for the nine months ended September 30, 2004. Diluted earnings per share from continuing operations were $1.35 for the nine months ended September 30, 2005 compared with $1.01 for the nine months ended September 30, 2004. Total diluted earnings per share, which include the results of discontinued operations, were $1.68 for the nine months ended September 30, 2005 compared with $1.03 for the nine months ended September 30, 2004.
“We are pleased with our record third quarter results, which were driven by exceptional performance in our electric and plastics segments,” said John Erickson, president and chief executive officer of Otter Tail Corporation. “The electric segment’s earnings reflect stronger than expected results in wholesale power markets. We are also pleased our health services segment continues to show improving results. Overall, we had an excellent quarter and we anticipate solid performance through the remainder of the year. We expect our 2005 earnings per share to be in the upper end of our earnings guidance ranges.”
Quarterly Performance Summary
Electric
Net income in the electric segment for the quarter ended September 30, 2005 was $15.5 million compared with $6.6 million for the quarter ended September 30, 2004. Retail revenues were $61.5 million for the quarter ended September 30, 2005 compared with $51.9 million for the quarter ended September 30, 2004. An increase in cooling degree-days of 62.2% contributed to an 8.3% increase in retail kilowatt-hour sales between the quarters. Wholesale electric sales from company-owned generation increased to $7.1 million from $6.3 million for the same period last year despite an 11.9% decrease in megawatt-hour sales. Net revenue from wholesale power markets, including net gains on forward energy contracts, increased to $12.8 million in the third quarter of 2005 from $0.6 million in the third quarter of 2004, reflecting favorable results in wholesale power markets. A $23.1 million increase in total electric segment revenue between the quarters was partially offset by a $9.6 million increase in operating expenses, mainly as a result of a $5.0 million increase in costs for fuel and purchased power for retail customers and a $4.2 million increase in other operating expenses. Items contributing to the increase in other operating expenses between the quarters were wage, incentive and benefit cost increases, higher costs related to an increase in work performed for others and increases in generation plant maintenance costs.
Plastics
The plastics segment revenues and net income were $45.5 million and $2.9 million, respectively, for the quarter ended September 30, 2005 compared with $27.6 million and $1.2 million for the same quarter in 2004. The increase in revenue and net income reflect the effect of rising resin prices and increased customer demand for PVC pipe. Demand accelerated to record levels late in the third quarter of 2005 as substantial resin price increases were announced and concerns developed with the adequacy of resin supply following the hurricanes in the Gulf Coast region. A majority of U.S. resin production plants are located in this region.

Manufacturing
The manufacturing segment’s revenues and net income were $59.8 million and $0.9 million, respectively, for the quarter ended September 30, 2005 compared to $52.4 million and $2.5 million for the same quarter in 2004. DMI Industries, Inc., the corporation’s manufacturer of wind towers and structural steel products, recorded a $4.9 million increase in revenue due to increased production and sales activity, in part related to the production tax credits for wind-generated electricity being in place for 2005 as well as continued improvements in productivity and capacity utilization. DMI’s third quarter 2005 net income only increased $0.1 million as its results were impacted by a $0.6 million after-tax write-down of inventory for tower sections that have limited use in the wind business due to changes in wind tower design requirements. BTD Manufacturing, Inc., the corporation’s metal fabrication business, reported a $0.7 million decrease in net earnings despite a $2.3 million increase in revenues between the quarters, mainly as a result of material and production cost increases. The increase in BTD revenues mainly reflects recovery of a portion of higher raw material and production costs plus additional sales related to the 2005 acquisition of Performance Tool & Die, Inc. The corporation’s manufacturer of waterfront equipment, ShoreMaster, Inc., reported a $0.6 million reduction in net earnings in the third quarter of 2005 compared to the third quarter of 2004, mainly as a result of increases in administrative wages and benefit costs and increases in interest costs and depreciation expense. Net earnings from T.O. Plastics, Inc., the corporation’s manufacturer of thermoformed plastics and horticultural products, decreased $0.4 million despite a $0.2 million increase in revenues between the quarters mainly due to higher raw material costs that could not be recovered through price increases.
Health Services
Net income in the health services segment was $1.1 million for the quarter ended September 30, 2005 compared with net income of $0.9 million for the quarter ended September 30, 2004. Scanning and other related service revenues increased $4.2 million while revenues from equipment sales and service decreased $1.3 million between the periods. Improved operating efficiencies in the imaging business and service cost reductions initiated in 2004 along with growing scan counts have contributed to improved results in the health services segment. Net income for the quarter was also impacted by $0.2 million (after-tax) in expenses incurred related to severance obligations and start-up costs associated with investigating new business opportunities.
Food Ingredient Processing
Third quarter 2005 results for the corporation’s food ingredient processing segment, established with the acquisition of Idaho Pacific Holdings, Inc. in August 2004, included operating revenues of $9.8 million and net income of $0.3 million compared with operating revenues of $4.8 million and net income of $0.2 million from six weeks of operation in the third quarter of 2004. Net income is less than expected as a result of lower sales volume and prices, high energy costs, increasing raw material costs and the increasing value of the Canadian dollar relative to the U.S. dollar.

Other Business Operations
Other business operations had a net loss of $2.5 million for the quarter ended September 30, 2005 compared with a net loss of $0.7 million for the quarter ended September 30, 2004. This $1.8 million loss increase includes a $1.0 million goodwill impairment write-off at the corporation’s energy services subsidiary as a result of a reassessment of its future cash flows in light of rising natural gas prices and greater market volatility in future prices for natural gas. Net losses of $0.3 million at the corporation’s construction companies and increases in the corporation’s health insurance costs and other employee benefit costs not allocated to the other operating segments also contributed to the increase in operating losses in this segment.
Discontinued Operations
Discontinued operations includes the operating results of Midwest Information Systems, Inc. (MIS), a telecommunications company located in Parkers Prairie, Minnesota, St. George Steel Fabrication, Inc. (SGS), a structural steel fabricator located in St. George, Utah, and Chassis Liner Corporation of Alexandria, Minnesota, a manufacturer of auto and truck frame-straightening equipment and accessories. The sales of MIS and SGS were completed in the second quarter of 2005. The pending sale of Chassis Liner was still in the process of negotiation as of September 30, 2005.
2005 Outlook
The corporation expects to be in the upper end of its 2005 diluted earnings per share guidance range of $1.50 to $1.70 from continuing operations. Total earnings, which include expected earnings and gains and losses from discontinued operations, are also expected to be in the upper end of its guidance range of $1.80 to $2.00 of diluted earnings per share.
Contributing to the earnings guidance for 2005 are the following items:
•	Given stronger than expected results in wholesale electric markets and assuming normal weather patterns in the fourth quarter, the corporation expects earnings in the electric segment in 2005 to be in a range of $33.5 million to $35.0 million. Regulated returns in 2005 for the electric segment are expected to be within authorized levels.

•	The corporation expects 2005 earnings from the plastics segment to be in a range of $9.0 million to $10.5 million. The plastics segment expects continuing strong customer demand in the fourth quarter in anticipation of future resin price increases and as concerns continue over the adequacy of resin supply.

•	The manufacturing segment’s 2005 net earnings are expected to be at similar levels to 2004 net earnings.

•	The health services segment is expected to grow net income in 2005 as the corporation continues to realize earnings improvement from its imaging business.

•	The corporation expects its food ingredient processing business to generate net income in the range of $1.6 million to $2.4 million for the year ending December 31, 2005. The reduction in expected earnings from the previous guidance is due to lower than expected sales volumes and prices, continuing high energy costs, increasing raw material costs and the increasing value of the Canadian dollar relative to the U.S. dollar.

•	The other business operations segment is expected to show slightly higher losses in 2005 compared with 2004 mainly due to the $1.0 million goodwill impairment write-off at the corporation’s energy services subsidiary. While the improving economy is having a positive impact on the transportation business and the extension of the production tax credit is expected to have a positive impact on the corporation’s electrical contracting business, earnings growth in these businesses are expected to be offset by weaker performance in the corporation’s other construction business, increased health and casualty insurance costs and other employee benefit costs.
Risk Factors and Forward-Looking Statements that Could Affect Future Results
The information in this release includes certain forward-looking information, including the 2005 outlook, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the corporation believes its expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause actual results for the corporation to differ materially from those discussed in the forward-looking statements:
•	The corporation is subject to government regulations and actions that may have a negative impact on its business and results of operations.

•	Weather conditions can adversely affect the corporation’s operations and revenues.

•	Electric wholesale margins could be reduced as the Midwest Independent Transmission System Operator (MISO) market becomes more efficient.

•	Electric wholesale trading margins could be reduced or eliminated by losses due to trading activities.

•	Federal and state environmental regulation could cause the corporation to incur substantial capital expenditures which could result in increased operating costs.

•	The corporation’s plans to grow and diversify through acquisitions may not be successful and could result in poor financial performance.

•	Competition is a factor in all of the corporation’s businesses.

•	Economic uncertainty could have a negative impact on the corporation’s future revenues and earnings.

•	Volatile financial markets could restrict the corporation’s ability to access capital and could increase borrowing costs and pension plan expenses.

•	The corporation’s food ingredient processing segment operates in a highly competitive market and is dependent on adequate sources of raw materials for processing. Should the supply of these raw materials be affected by poor growing conditions, this could negatively impact the results of operations for this segment. This segment could also be impacted by foreign currency changes between Canadian and United States currency and prices of natural gas.

•	The corporation’s plastics segment is highly dependent on a limited number of vendors for PVC resin. The loss of a key vendor or an interruption or delay in the supply of PVC resin could result in reduced sales or increased costs for this business.

•	The corporation’s health services businesses may not be able to retain or comply with the dealership arrangement and other agreements with Philips Medical.
For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.
About The Corporation
Otter Tail Corporation has interests in diversified operations that include an electric utility, plastics, manufacturing, health services, food ingredient processing and other businesses. Otter Tail Corporation stock trades on NASDAQ under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.
See Otter Tail Corporation’s results of operations for the three months and nine months ended September 30, 2005 and 2004 in the attached financial statements.
Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity

Otter Tail Corporation
Consolidated Statements of Income
For the three and nine months ended September 30, 2005 and 2004
In thousands, except share and per share amounts
(not audited)

	Quarter Ended September 30,		Year to date - September 30,
	2005	2004	2005	2004
Operating revenues by segment:
Electric	$85,770	$62,640	$233,403	$195,944
Plastics	45,462	27,574	113,621	86,646
Manufacturing	59,803	52,373	183,190	144,586
Health services	30,653	27,741	89,775	80,014
Food ingredient processing	9,808	4,803	27,297	4,803
Other business operations	42,276	40,255	116,880	107,676
Intersegment eliminations	(1,114)	(667)	(2,997)	(1,910)

Total operating revenues	272,658	214,719	761,169	617,759

Operating expenses:
Fuel and purchase power	27,780	22,527	84,948	69,142
Nonelectric cost of goods sold (excludes depreciation; included below)	147,196	118,690	410,872	332,648
Electric operating and maintenance expense	26,118	21,880	80,451	70,207
Nonelectric operating and maintenance expense	26,485	20,667	74,946	62,498
Goodwill impairment loss	1,003	—	1,003	—
Depreciation and amortization	11,720	10,882	34,658	31,918

Total operating expenses	240,302	194,646	686,878	566,413

Operating income (loss) by segment:
Electric	25,788	12,219	49,717	38,630
Plastics	5,175	2,138	14,065	7,459
Manufacturing	2,739	4,737	13,944	9,991
Health services	2,087	1,813	5,860	2,769
Food ingredient processing	558	373	2,216	373
Other business operations	(3,991)	(1,207)	(11,511)	(7,876)

Total operating income — continuing operations	32,356	20,073	74,291	51,346

Interest charges	4,657	4,582	14,064	13,291
Other income	1,073	114	1,482	880
Income taxes — continuing operations	10,692	4,936	21,612	12,200

Net income (loss) by segment — continuing operations:
Electric	15,458	6,600	28,833	21,313
Plastics	2,915	1,161	7,914	4,090
Manufacturing	867	2,469	6,378	4,965
Health services	1,110	936	3,082	1,210
Food ingredient processing	282	209	1,233	209
Other business operations	(2,552)	(706)	(7,343)	(5,052)

Total net income — continuing operations	18,080	10,669	40,097	26,735

Discontinued operations
(Loss) income from discontinued operations net of taxes of ($334); $234; ($97) and $387 for the respective periods	(504)	357	(156)	582
Net gain on disposition of discontinued operations — net of taxes of $17 and $5,786 for the three and nine months ended September 30, 2005	27	—	9,937	—

Net income from discontinued operations	(477)	357	9,781	582

Total net income	17,603	11,026	49,878	27,317
Preferred stock dividend	185	184	552	552

Balance for common:	$17,418	$10,842	$49,326	$26,765

Average number of common shares outstanding—basic	29,245,640	26,010,252	29,176,625	25,898,244
Average number of common shares outstanding—diluted	29,441,410	26,121,911	29,289,438	26,019,550
Basic earnings per common share:
Continuing operations (net of preferred dividend requirement)	$0.61	$0.40	$1.36	$1.01
Discontinued operations	$(0.01)	$0.02	$0.33	$0.02

	$0.60	$0.42	$1.69	$1.03

Diluted earnings per common share:
Continuing operations (net of preferred dividend requirement)	$0.61	$0.40	$1.35	$1.01
Discontinued operations	$(0.02)	$0.02	$0.33	$0.02

	$0.59	$0.42	$1.68	$1.03

Otter Tail Corporation
Consolidated Balance Sheets
Assets
In thousands
(not audited)

	September 30,	December 31,
	2005	2004
Current assets
Cash and cash equivalents	$—	$—
Accounts receivable:
Trade—net	121,822	116,141
Other	10,790	9,872
Inventories	83,361	72,504
Deferred income taxes	4,942	4,852
Accrued utility revenues	17,598	15,344
Costs and estimated earnings in excess of billings	18,103	18,145
Other	23,289	7,800
Assets of discontinued operations	4,817	30,937

Total current assets	284,722	275,595

Investments and other assets	38,406	42,650
Goodwill—net	98,879	92,196
Other intangibles—net	21,383	19,600

Deferred debits:
Unamortized debt expense and reacquisition premiums	6,597	7,291
Regulatory assets and other deferred debits	17,604	16,692

Total deferred debits	24,201	23,983

Plant
Electric plant in service	898,665	890,200
Nonelectric operations	223,481	208,311

Total	1,122,146	1,098,511
Less accumulated depreciation and amortization	456,005	436,856

Plant—net of accumulated depreciation and amortization	666,141	661,655
Construction work in progress	24,910	18,469

Net plant	691,051	680,124

Total	$1,158,642	$1,134,148

Otter Tail Corporation
Consolidated Balance Sheets
Liabilities and Equity
In thousands
(not audited)

	September 30,	December 31,
	2005	2004
Current liabilities
Short-term debt	$33,000	$39,950
Current maturities of long-term debt	4,493	6,016
Accounts payable	74,324	84,433
Accrued salaries and wages	17,949	17,330
Accrued federal and state income taxes	5,854	3,700
Other accrued taxes	10,802	11,391
Other accrued liabilities	17,123	10,417
Liabilities from discontinued operations	1,536	8,585

Total current liabilities	165,081	181,822

Pensions benefit liability	18,984	16,703
Other postretirement benefits liability	26,402	25,053
Other noncurrent liabilities	13,826	11,874

Deferred credits
Deferred income taxes	122,376	121,301
Deferred investment tax credit	9,613	10,477
Regulatory liabilities	60,333	56,909
Other	3,135	1,662

Total deferred credits	195,457	190,349

Capitalization
Long-term debt, net of current maturities	258,981	261,805
Class B stock options of subsidiary	1,258	1,832
Class B stock of subsidiary	745	—
Cumulative preferred shares	15,500	15,500

Cumulative preference shares — authorized 1,000,000 shares without par value; outstanding — none	—	—

Common shares, par value $5 per share	146,651	144,885
Premium on common shares	94,779	87,865
Unearned compensation	(1,998)	(2,577)
Retained earnings	224,243	199,427
Accumulated other comprehensive loss	(1,267)	(390)

Total common equity	462,408	429,210

Total capitalization	738,892	708,347

Total	$1,158,642	$1,134,148